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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                                ASHFORD.COM, INC.
          -----------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
          -----------------------------------------------------------
                         (Title of Class of Securities)



                                    04409310
                      -------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
          -----------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)

     [X]    Rule 13d-1(c)

     [ ]    Rule 13d-1(d)


                               Page 1 of 12 Pages

--------------------------------------------------------------------------------
CUSIP NO.  04409310
--------------------------------------------------------------------------------

1.         NAMES OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only).

           Amazon.com, Inc. - 91-1646860
--------------------------------------------------------------------------------

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)   [ ]
           (b)   [ ]
--------------------------------------------------------------------------------

3.         SEC USE ONLY

--------------------------------------------------------------------------------

4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                        5.      SOLE VOTING POWER

NUMBER OF                       -0-
                        --------------------------------------------------------
SHARES
                        6.      SHARED VOTING POWER
BENEFICIALLY
                                7,406,632
OWNED BY                --------------------------------------------------------

EACH                    7.      SOLE DISPOSITIVE POWER

REPORTING                        -0-
                        --------------------------------------------------------
PERSON
                        8.      SHARED DISPOSITIVE POWER
WITH
                                7,406,632

--------------------------------------------------------------------------------

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,406,632
--------------------------------------------------------------------------------

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.66%/1/
--------------------------------------------------------------------------------

12.        TYPE OF REPORTING PERSON (See Instructions)

           CO
--------------------------------------------------------------------------------

1 Based on 54,208,470 shares of common stock outstanding on September 30, 2001, as reported by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.


                               Page 2 of 12 Pages

--------------------------------------------------------------------------------
CUSIP NO.  04409310
--------------------------------------------------------------------------------

1.         NAMES OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only).

           Amazon.com Holdings, Inc. - 91-1986545
--------------------------------------------------------------------------------

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)   [ ]
           (b)   [ ]
--------------------------------------------------------------------------------

3.         SEC USE ONLY

--------------------------------------------------------------------------------

4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                        5.      SOLE VOTING POWER

NUMBER OF                       -0-
                        --------------------------------------------------------
SHARES
                        6.      SHARED VOTING POWER
BENEFICIALLY
                                -0-
OWNED BY                --------------------------------------------------------

EACH                    7.      SOLE DISPOSITIVE POWER

REPORTING                       -0-
                        --------------------------------------------------------
PERSON
                        8.      SHARED DISPOSITIVE POWER
WITH
                                -0-

--------------------------------------------------------------------------------

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           -0-
--------------------------------------------------------------------------------

12.        TYPE OF REPORTING PERSON (See Instructions)

           CO
--------------------------------------------------------------------------------


                               Page 3 of 12 Pages

--------------------------------------------------------------------------------
CUSIP NO.  04409310
--------------------------------------------------------------------------------

1.         NAMES OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only).

           Advertising Services NV, Inc. - 88-0446867
--------------------------------------------------------------------------------

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)   [ ]
           (b)   [ ]
--------------------------------------------------------------------------------

3.         SEC USE ONLY

--------------------------------------------------------------------------------

4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Nevada
--------------------------------------------------------------------------------

                        5.      SOLE VOTING POWER

NUMBER OF                       -0-
                        --------------------------------------------------------
SHARES
                        6.      SHARED VOTING POWER
BENEFICIALLY
                                -0-
OWNED BY                --------------------------------------------------------

EACH                    7.      SOLE DISPOSITIVE POWER

REPORTING                       -0-
                        --------------------------------------------------------
PERSON
                        8.      SHARED DISPOSITIVE POWER
WITH
                                -0-

--------------------------------------------------------------------------------

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           -0-
--------------------------------------------------------------------------------

12.        TYPE OF REPORTING PERSON (See Instructions)

           CO
--------------------------------------------------------------------------------


                               Page 4 of 12 Pages

--------------------------------------------------------------------------------
CUSIP NO.  04409310
--------------------------------------------------------------------------------

1.         NAMES OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only).

           Amazon.com NV Investment Holdings, Inc. - 88-0470210
--------------------------------------------------------------------------------

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)   [ ]
           (b)   [ ]
--------------------------------------------------------------------------------

3.         SEC USE ONLY

--------------------------------------------------------------------------------

4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

                        5.      SOLE VOTING POWER

NUMBER OF                       -0-
                        --------------------------------------------------------
SHARES
                        6.      SHARED VOTING POWER
BENEFICIALLY
                                7,406,632
OWNED BY                --------------------------------------------------------

EACH                    7.      SOLE DISPOSITIVE POWER

REPORTING                       -0-
                        --------------------------------------------------------
PERSON
                        8.      SHARED DISPOSITIVE POWER
WITH
                                7,406,632

--------------------------------------------------------------------------------

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,406,632
--------------------------------------------------------------------------------

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.66%/1/
--------------------------------------------------------------------------------

12.        TYPE OF REPORTING PERSON (See Instructions)

           CO
--------------------------------------------------------------------------------


                               Page 5 of 12 Pages

Item 1.

     (a) Name of Issuer:

     This amendment to Schedule 13G relates to Ashford.com, Inc., a Delaware corporation (the "Company").

     (b) Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 3800 Buffalo Speedway, Suite 400, Houston, Texas 77098.

Item 2.

2.1  (a) Name of Person Filing:

     This amendment to Schedule 13G is being filed by Amazon.com, Inc. ("Amazon.com")

     (b) Address of Principal Business Office or, if None, Residence:

     The business address of Amazon.com is 1200 12th Avenue South, Suite 1200, Seattle, Washington 98144.

     (c) Citizenship:

     Amazon.com is a corporation organized under the laws of the state of Delaware.

     (d) Title of Class of Securities

     This amendment to Schedule 13G relates to the Company's common stock, $.001 par value (the "Common Stock").

     (e) CUSIP Number:

     The CUSIP number for the Company's Common Stock is 04409310.

2.2  (a) Name of Person Filing:

     This amendment to Schedule 13G is being filed by Amazon.com Holdings, Inc. ("Amazon.com Holdings").

     (b) Address of Principal Business Office or, if None, Residence:

     The business address of Amazon.com Holdings is 1200 12th Avenue South, Suite 1200, Seattle, Washington 98144.

     (c) Citizenship:

     Amazon.com Holdings is a corporation organized under the laws of the state of Delaware.

                               Page 6 of 12 Pages

     (d) Title of Class of Securities

     This amendment to Schedule 13G relates to the Company's Common Stock.

     (e) CUSIP Number:

     The CUSIP number for the Company's Common Stock is 04409310.

2.3  (a) Name of Person Filing:

     This amendment to Schedule 13G is being filed by Advertising Services NV, Inc. ("ASNV").

     (b) Address of Principal Business Office or, if None, Residence:

     The business address of ASNV is 18124 Wedge Parkway, Suite 433, Reno, NV 89511.

     (c) Citizenship:

     ASNV is a corporation organized under the laws of Nevada.

     (d) Title of Class of Securities

     This amendment to Schedule 13G relates to the Company's Common Stock.

     (e) CUSIP Number:

     The CUSIP number for the Company's Common Stock is 04409310.

2.4  (a) Name of Person Filing:

     This amendment to Schedule 13G is being filed by Amazon.com NV Investment Holdings, Inc. ("Amazon.com NV Investment").

     (b) Address of Principal Business Office or, if None, Residence:

     The business address of Amazon.com NV Investment is 18124 Wedge Parkway, Suite 433, Reno, NV 89511.

     (c) Citizenship:

     Amazon.com NV Investment is a corporation organized under the laws of the state of Nevada.

     (d) Title of Class of Securities

     This amendment to Schedule 13G relates to the Company's Common Stock.

                               Page 7 of 12 Pages

     (e) CUSIP Number:

     The CUSIP number for the Company's Common Stock is 04409310.

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
              78o);.

     (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e) [ ] An investment advisor in accordance with
             Section 240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with
             Section 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with
             Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable.

Item 4.  Ownership

4.1  Amazon.com as of February 26, 2001:

     (a) Amount beneficially owned: 7,406,632/2/

     (b) Percent of class: 13.66%

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote: -0-

         (ii)  Shared power to vote or to direct the vote: 7,406,632/2/

         (iii) Sole power to dispose or to direct the disposition of: -0-

         (iv)  Shared power to dispose or to direct the disposition of:
               7,406,632/2/

--------------------------------------
2 Amazon.com is the indirect beneficial owner of 7,406,632 shares of Common Stock, which shares are held directly by Amazon.com NV Investment. Amazon.com NV Investment is a wholly owned subsidiary of Amazon.com. Pursuant to a transfer during 2001, direct beneficial ownership of all shares previously held by Amazon.com and ASNV were transferred to Amazon.com NV Investment.


                               Page 8 of 12 Pages

4.2  Amazon.com Holdings as of February 26, 2001:

     (a) Amount beneficially owned: -0- /3/

     (b) Percent of class:  -0-%

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote: -0-

         (ii)  Shared power to vote or to direct the vote: -0-

         (iii) Sole power to dispose or to direct the disposition of: -0-

         (iv)  Shared power to dispose or to direct the disposition of: -0-

4.3  ASNV as of February 26, 2001:

     (a) Amount beneficially owned: -0- /4/

     (b) Percent of class: -0-%

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote: -0-

         (ii)  Shared power to vote or to direct the vote: -0-

         (iii) Sole power to dispose or to direct the disposition of: -0-

         (iv)  Shared power to dispose or to direct the disposition of: -0-

4.4  Amazon.com NV Investment as of February 26, 2001:

     (a) Amount beneficially owned: 7,406,632/5/

     (b) Percent of class: 13.66%

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote: -0-

         (ii)  Shared power to vote or to direct the vote: 7,406,632/5/

         (iii) Sole power to dispose or to direct the disposition of: -0-

         (iv)  Shared power to dispose or to direct the disposition of:
               7,406,632/3/

--------------------------------------
3 Amazon.com Holdings was the indirect beneficial owner of 6,698,668 shares of Common Stock, which, in turn, were held directly by ASNV. ASNV is a wholly owned subsidiary of Amazon.com Holdings, which, in turn, is a wholly owned subsidiary of Amazon.com, Inc. Pursuant to a transfer during 2001, direct beneficial ownership of all shares previously held by ASNV were transferred to Amazon.com NV Investment.

4 ASNV was the direct beneficial owner of 6,698,668 shares of Common Stock. ASNV is a wholly owned subsidiary of Amazon.com Holdings, which, in turn, is a wholly owned subsidiary of Amazon.com, Inc. Pursuant to a transfer during 2001, direct beneficial ownership of all shares previously held by ASNV were transferred to Amazon.com NV Investment.

5 Amazon.com NV Investment is the direct beneficial owner of 7,406,632 shares of Common Stock. Amazon.com NV Investment is a wholly owned subsidiary of Amazon.com, Inc. Pursuant to a transfer during 2001, direct beneficial ownership of all shares previously held by Amazon.com and Amazon.com ASNV were transferred to Amazon.com NV Investment.

                               Page 9 of 12 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X] with respect to Amazon.com Holding and ASNV.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Not applicable with respect to Amazon.com and Amazon.com NV Investment

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Amazon.com is the indirect beneficial owner of 7,406,632 shares of the Common Stock, or approximately 13.66%, of the Company, which shares are held directly by Amazon.com NV Investment. Amazon.com NV Investment, a wholly-owned subsidiary of Amazon.com, is the direct beneficial owner of 7,406,632 shares of the Common Stock, or approximately 13.66% of the Company.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

      Not applicable.

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                            [Signature Page Follows]



                               Page 10 of 12 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2002             AMAZON.COM, INC.

                                       By: /s/ Mark Britto
                                          --------------------------------------
                                                Mark Britto
                                                Sr. Vice President


Dated:  February 14, 2002            ADVERTISING SERVICES NV, INC.

                                       By: /s/ Reynaldo Sermonia
                                          --------------------------------------
                                                Reynaldo Sermonia
                                                Vice President


Dated:  February 14, 2002            AMAZON.COM HOLDINGS, INC.

                                       By: /s/ Mark Britto
                                          --------------------------------------
                                                Mark Britto
                                                Vice President


Dated:  February 14, 2002            AMAZON.COM NV INVESTMENT HOLDINGS, INC



                                       By: /s/ Reynaldo Sermonia
                                          --------------------------------------
                                                Reynaldo Sermonia
                                                Vice President


                               Page 11 of 12 Pages

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

     In accordance with rule 13d-1(k)(1), each of the undersigned parties hereby agrees to file this Schedule 13G jointly on behalf of each of them.


Dated:  February 14, 2002             AMAZON.COM, INC.


                                       By: /s/ Mark Britto
                                          --------------------------------------
                                                Mark Britto
                                                Sr. Vice President


Dated:  February 14, 2002            ADVERTISING SERVICES NV, INC.


                                       By: /s/ Reynaldo Sermonia
                                          --------------------------------------
                                                Reynaldo Sermonia
                                                Vice President


Dated:  February 14, 2002            AMAZON.COM HOLDINGS, INC.


                                       By: /s/ Mark Britto
                                          --------------------------------------
                                                Mark Britto
                                                Vice President


Dated:  February 14, 2002            AMAZON.COM NV INVESTMENT HOLDINGS, INC



                                       By: /s/ Reynaldo Sermonia
                                          --------------------------------------
                                                Reynaldo Sermonia
                                                Vice President


                               Page 12 of 12 Pages